EXHIBIT 99.1
                                                                    ------------


[GRAPHIC OMITTED - LOGO]
SPECTRASITE
GETTING NETWORKS ON AIR


CONTACT:  Investor Relations Department
          919-466-5492
          investorrelations@spectrasite.com
          ---------------------------------


          SPECTRASITE REPORTS FIRST QUARTER 2004 RESULTS & UPDATES 2004
                    GUIDANCE FOR IMPROVED FINANCIAL RESULTS


CARY, NC, APRIL 21, 2004 - SpectraSite, Inc. (NYSE: SSI), one of the largest wireless tower operators in the United States, today reported results for the quarter ended March 31, 2004, and updated its guidance for the remainder of the year.

The Company has designated the periods prior to January 31, 2003, as "Predecessor Company" and the periods subsequent to January 31, 2003, as "Reorganized Company." As a result of the implementation of fresh start accounting, the financial statements of the Reorganized Company are not comparable to the Predecessor Company's financial statements for prior periods.

Total revenues for the first quarter of 2004 were $84.6 million, compared to revenues of $51.1 million for the two months ended March 31, 2003, and $25.6 million for the one month ended January 31, 2003. Revenues associated with the 545 towers sold to SBC on February 10, 2003, were $0.4 million for the two months ended March 31, 2003, and $1.2 million for the one month ended January 31, 2003. Operating income for the first quarter of 2004 was $21.4 million, an increase from operating income of $9.1 million for the two months ended March 31, 2003, and an operating loss of $3.2 million during the one month ended January 31, 2003. Operating income associated with the 545 towers sold to SBC on February 10, 2003, was $0.2 million for the two months ended March 31, 2003, and $0.7 million for the one month ended January 31, 2003.

Other expense during the first quarter of 2004 was $1.6 million as compared to other expense of $1.2 million during the two months ended March 31, 2003, and other expense of $0.5 million during the one month ended January 31, 2003. Other expense items during the first quarter of 2004 primarily related to expenses associated with the public offering of approximately 10.4 million shares of the Company's common stock.

The Company's net income was $7.1 million for the first quarter of 2004 versus a net loss of $1.7 million during the two months ended March 31, 2003, and net income of $345.0 million during the one month ended January 31, 2003. The Company's net income during the one month ended January 31, 2003, consisted principally of a gain on the early extinguishment of debt related to the Company's emergence from chapter 11 on February 10, 2003. The Company's basic net income per share was $0.15 during the first quarter of 2004 as compared to a basic net loss of $0.04 per share during the two months ended March 31, 2003, and basic net income per share of $2.24 during the one month ended January 31, 2003. The Company's diluted net income per share was $0.14 during the first quarter of 2004 as compared to a diluted net loss of $0.04 per share during the two months ended March 31, 2003, and diluted net income per share of $2.24 during the one month ended January 31, 2003.

Adjusted EBITDA increased to $45.2 million during the first quarter of 2004 from $24.6 million during the two months ended March 31, 2003, and $12.2 million during the one month ended January 31, 2003. Other expense items in the amount of $1.6 million during the first quarter of 2004 and $1.2 million during the two months ended March 31, 2003, and $0.5 million during the one month ended January 31, 2003, are included in the Company's Adjusted EBITDA calculations.

The Company's presentation of Adjusted EBITDA is based on recent regulations adopted by the Securities and Exchange Commission ("SEC") related to non-GAAP financial measures. The Company defines Adjusted EBITDA for the Reorganized Company as net income (loss) before depreciation, amortization and accretion, interest, income tax expense (benefit) and, if applicable, before discontinued operations and cumulative effect of change in accounting principle. For the Predecessor Company, Adjusted EBITDA also excludes gain on debt discharge, reorganization items, and write-offs of investments in and loans to affiliates. The Company uses a different definition of Adjusted EBITDA for the fiscal periods prior to its reorganization to enable investors to view the Company's operating performance on a consistent basis before the impact of the items discussed above on the Predecessor Company. Each of these historical items was incurred prior to, or in connection with, the Company's reorganization and is excluded from Adjusted EBITDA to reflect the results of the Company's core operations. Adjusted EBITDA may not be comparable to a similarly titled measure employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States.

Net cash provided by operating activities increased to $27.8 million during the first quarter of 2004 as compared to net cash provided by operating activities of $11.9 million during the two months ended March 31, 2003, and net cash provided by operating activities of $5.9 million during the one month ended January 31, 2003. Purchases of property and equipment during the first quarter of 2004 were $6.3 million, as compared to $2.3 million for the two months ended March 31, 2003, and $2.7 million the one month ended January 31, 2003. Free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, during the first quarter of 2004 was $21.5 million as compared to free cash flow of $9.7 million during the two months ended March 31, 2003, and $3.2 million during the one month ended January 31, 2003.

Based on trailing twelve-month revenues on towers owned or operated as of March 31, 2003, and still owned or operated as of March 31, 2004, same tower revenue growth was 10.0%. The Company owned or operated 7,582 towers and in-building sites as of March 31, 2004.

In describing the first quarter, Stephen H. Clark, President and CEO, stated, "The first quarter of 2004 represents the first quarter in which SpectraSite has operated solely as a site leasing and licensing company and I am extremely pleased with our results. On an annual and sequential basis, both revenues and Adjusted EBITDA increased significantly. Through focus, diligence and sheer hard work, our operating teams continue to exceed their goals. The results they have achieved clearly have placed our company ahead of where we thought we would be at this point during the year and, as a result, we are increasing our guidance for the balance of 2004."

Amendment to Credit Facility

On February 9, 2004, SpectraSite Communications, Inc. ("Communications"), the Company's wholly-owned subsidiary, completed an amendment to its credit facility that reduced the interest rate on its term loan from, at Communications' option, Canadian Imperial Bank of Commerce's base rate plus 1.75% per annum or the Eurodollar rate plus 3.00% per annum to Canadian Imperial Bank of Commerce's base rate plus 1.00% per annum or the Eurodollar rate plus 2.25% per annum. The amendment also provides that the interest rate margins will automatically be further reduced if Communications' credit ratings improve. As a result of this transaction, the Company expects to generate annual interest expense savings of approximately $1.9 million.


ACQUISITIONS

Under the terms of an amended agreement with affiliates of SBC Communications Inc. ("SBC"), completed on November 14, 2002, the Company agreed to lease or sublease up to 600 SBC towers between May, 2003, and August, 2004, subject to the towers meeting certain requirements. The agreement with SBC provides that the Company will lease or sublease no more than 100 towers per quarter beginning with the second quarter of 2003 and ending in the second quarter of 2004. In the event that the Company leases or subleases fewer than 100 SBC towers in any quarter, the final closing in the third quarter of 2004 may include additional SBC towers necessary to meet the 600 tower commitment. During the first quarter of 2004 the Company leased or subleased 6 SBC towers, for which it paid approximately $1.7 million in cash. As of March 31, 2004, the Company was committed to leasing or subleasing an additional 474 SBC towers during 2004.


UPDATED 2004 GUIDANCE

The Company's 2004 outlook includes estimates and assumptions relating to the Company's existing business without regard to possible additional tower acquisitions under the Company's contract with affiliates of SBC.

Without giving effect to possible SBC tower acquisitions during 2004, the Company expects 2004 site leasing and licensing revenues will be between $342 million and $348 million, representing an increase from the Company's prior guidance of $336 million to $341 million.

The Company has not changed its outlook for 2004 site operations costs excluding depreciation, amortization and accretion expenses. The Company expects these costs will be between $108 million and $111 million.

The Company expects 2004 selling, general and administrative expenses will be between $48 million and $50 million representing a reduction from its prior guidance range of $48 million to $51 million.

The Company's 2004 cash interest expense is expected to be approximately $35 million to $38 million, representing a reduction from the Company's prior guidance of $37 million to $41 million.

During 2004, the Company expects to spend approximately $15 million to $20 million in capital expenditures related to tower upgrades, information technology purchases, and other general corporate requirements. The Company also expects to spend between $25 million to $30 million in discretionary capital expenditures related to its in-building initiative and the purchase of ground rights under certain towers. The Company's overall capital expenditure range of $40 million to $50 million represents an increase from its prior guidance range of $25 million to $40 million, primarily due to the allocation of additional capital expenditures to the Company's initiative to purchase ground rights under certain of its towers.

At March 31, 2004, the Company had approximately $639 million of outstanding debt and approximately $84 million of cash on hand. Based on current assumptions, the Company does not expect to require borrowings from its $200 million unused revolving credit facility during 2004.

CONFERENCE CALL INFORMATION

The Company is planning to host a conference call on Thursday April 22, 2004, at 11:00 a.m. Eastern Daylight Time to discuss first quarter 2004 results. Dial in information is as follows: 800-261-6483, access code 6513879. A replay of the conference call will be available beginning two hours after the call has ended until April 29, 2004. The replay dial in information is as follows: (800) 642-1687, access code 6513879.

NON-GAAP FINANCIAL MEASURES AND ADDITIONAL INFORMATION

For a discussion of non-GAAP financial measures, including their usefulness to investors and material limitations, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Non-GAAP Financial

Measures" included in the Company's SEC filings. Additional information may be found in the Company's Form 10-Q report filed with the SEC or by accessing the Company's website at WWW.SPECTRASITE.COM.

ADJUSTED EBITDA.

    Adjusted EBITDA was calculated as follows for the periods presented:

                                                                  REORGANIZED     REORGANIZED      PREDECESSOR
                                                                    COMPANY         COMPANY          COMPANY
                                                                 THREE MONTHS     TWO MONTHS        ONE MONTH
                                                                     ENDED           ENDED            ENDED
                                                                   MARCH 31,       MARCH 31,       JANUARY 31,
                                                                     2004            2003             2003
                                                                  ----------      ----------      -----------
                                                                               (in thousands)
     Net income (loss)........................................    $    7,130      $   (1,692)     $   344,970
     Depreciation, amortization and
        accretion expenses....................................        25,416          16,652           15,930
     Interest income..........................................          (214)           (217)            (137)
     Interest expense.........................................         9,616           9,261            4,721
     Gain on debt discharge...................................            --              --       (1,034,764)
     Income tax expense.......................................         2,806             578                5
     Reorganization items:
        Adjust accounts to fair value.........................            --              --          644,688
        Professional and other fees...........................            --              --           23,894
     Loss (income) from operations
     of discontinued segment, net of
     income tax expense.......................................           124             (14)             686
     Loss on disposal of
     discontinued segment.....................................           343              --               --
     Cumulative effect of change in
     accounting principle.....................................            --              --           12,236
                                                                  ----------      ----------      -----------
     Adjusted EBITDA..........................................    $   45,221      $   24,568      $    12,229
                                                                  ==========      ==========      ===========

FREE CASH FLOW.

    Free cash flow (deficit) was calculated as follows for the periods presented:

                                                                  REORGANIZED     REORGANIZED      PREDECESSOR
                                                                    COMPANY         COMPANY          COMPANY
                                                                 THREE MONTHS     TWO MONTHS        ONE MONTH
                                                                     ENDED           ENDED            ENDED
                                                                   MARCH 31,       MARCH 31,       JANUARY 31,
                                                                     2004            2003             2003
                                                                   --------       ---------         --------
                                                                               (in thousands)
     Net cash provided by
       operating activities...................................     $ 27,840       $  11,927         $  5,892
     Less: Purchases of property and equipment................       (6,309)         (2,255)          (2,737)
                                                                   --------       ---------         --------
     Free cash flow (deficit).................................     $ 21,531       $   9,672         $  3,155


ABOUT SPECTRASITE, INC.

SpectraSite, Inc. (www.spectrasite.com), based in Cary, North Carolina, is one of the largest wireless tower operators in the United States. At March 31, 2004, SpectraSite owned or operated approximately 10,000 revenue producing sites, including 7,582 towers and in-building sites primarily in the top 100 markets in the United States. SpectraSite's customers are leading wireless communications providers, including AT&T Wireless, Cingular, Nextel, Sprint PCS, T-Mobile and Verizon Wireless.

SAFE HARBOR

This press release and oral statements made from time to time by representatives of the Company may contain "forward-looking statements" concerning the Company's financial outlook, future expectations, financial and operating projections, plans and strategies and the trading markets for its securities. These forward-looking statements are subject to a number of risks and uncertainties. The Company wishes to caution readers that certain factors may impact the Company's actual results and could cause results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Such factors include, but are not limited to (i) the Company's substantial capital requirements and debt, (ii) market conditions, (iii) the Company's dependence on demand for wireless communications and related infrastructure, (iv) competition in the communications tower industry, including the impact of technological developments, (v) consolidation in the wireless industry, (vi) future regulatory actions, (vii) conditions in its operating areas and (viii) management's estimates and assumptions included in the Company's 2004 outlook. These and other important factors are described in more detail in the "Risk Factors" and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's SEC filings and public announcements. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

                                      # # #

                       SPECTRASITE, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                     AT MARCH 31, 2004 AND DECEMBER 31, 2003

                                                                                 REORGANIZED          REORGANIZED
                                                                                   COMPANY              COMPANY
                                                                               MARCH 31, 2004      DECEMBER 31, 2003
                                                                               --------------      -----------------
                                                                                 (unaudited)
                                                                                      (dollars in thousands)
                                   ASSETS
Current assets:
   Cash and cash equivalents...................................................$       84,329      $      60,410
   Accounts receivable, net of allowance of $6,918 and $7,849,                          9,067
        respectively...........................................................                            7,880
   Prepaid expenses and other..................................................        14,492             11,606
   Assets held for sale........................................................            --              5,737
                                                                               --------------      -------------
      Total current assets.....................................................       107,888             85,633
Property and equipment, net....................................................     1,191,115          1,207,626
Customer contracts, net........................................................       177,551            179,359
Other assets...................................................................        38,718             39,990
                                                                               --------------      -------------
      Total assets.............................................................$    1,515,272      $   1,512,608
                                                                               ==============      =============

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable............................................................$        8,657      $      11,482
   Accrued and other expenses..................................................        81,010             83,825
   Liabilities under SBC agreement.............................................        48,721             49,528
   Liabilities held for sale...................................................            --              2,903
                                                                               --------------      -------------
      Total current liabilities................................................       138,388            147,738
                                                                               --------------      -------------
Long-term portion of credit facility...........................................       439,155            439,555
Senior notes...................................................................       200,000            200,000
Other long-term liabilities....................................................        56,056             55,582
                                                                               --------------      -------------
      Total long-term liabilities..............................................       695,211            695,137
                                                                               --------------      -------------
Stockholders' equity:
   Common stock, $0.01 par value, 250,000,000 shares authorized,
        48,216,194 and 47,750,453 issued and outstanding at March 31,
        2004 and December 31, 2003, respectively...............................           482                478
   Additional paid-in-capital..................................................       693,747            688,941
   Accumulated deficit.........................................................       (12,556)           (19,686)
                                                                               --------------      -------------
      Total stockholders' equity...............................................       681,673            669,733
                                                                               --------------      -------------
      Total liabilities and stockholders' equity...............................$    1,515,272      $   1,512,608
                                                                               ==============      =============

                       SPECTRASITE, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      REORGANIZED    REORGANIZED   PREDECESSOR
                                                                        COMPANY        COMPANY       COMPANY
                                                                     THREE MONTHS    TWO MONTHS     ONE MONTH
                                                                         ENDED          ENDED         ENDED
                                                                       MARCH 31,      MARCH 31,    JANUARY 31,
                                                                         2004           2003          2003
                                                                      ----------     ---------    -----------
                                                                    (in thousands, except per share amounts)
       Revenues...................................................    $   84,590     $  51,108    $    25,626
       Operating expenses:
         Costs of operations, excluding depreciation,
              amortization and accretion expenses.................        25,743        17,080          8,901
         Selling, general and administrative expenses.............        12,042         8,231          4,003
         Depreciation, amortization and accretion expenses........        25,416        16,652         15,930
                                                                      ----------     ---------    -----------
               Total operating expenses...........................        63,201        41,963         28,834
                                                                      ----------     ---------    -----------
      Operating income (loss).....................................        21,389         9,145         (3,208)
                                                                      ----------     ---------    -----------
      Other income (expense):
         Interest income..........................................           214           217            137
         Interest expense.........................................        (9,616)       (9,261)        (4,721)
         Gain on debt discharge...................................            --            --      1,034,764
         Other income (expense)...................................        (1,584)       (1,229)          (493)
                                                                      ----------     ---------    -----------
               Total other income (expense).......................       (10,986)      (10,273)     1,029,687
                                                                      ----------     ---------    -----------
      Income (loss) from continuing operations
        before income taxes.......................................        10,403        (1,128)     1,026,479
      Income tax expense..........................................         2,806           578              5
                                                                      ----------     ---------    -----------
      Income (loss) from continuing operations....................         7,597        (1,706)     1,026,474
      Reorganization items:
         Adjust accounts to fair value............................            --            --       (644,688)
         Professional and other fees..............................            --            --        (23,894)
                                                                      ----------     ---------    -----------
               Total reorganization items.........................            --            --       (668,582)
                                                                      ----------     ---------    -----------
      Income (loss) before discontinued operations................         7,597        (1,706)       357,892
      Discontinued operations:
         Income (loss) from operations of discontinued broadcast
      services
           division, net of income tax expense....................          (124)           14           (686)
         Loss on disposal of discontinued broadcast services
           division, net of income tax expense....................          (343)           --             --
                                                                      ----------     ---------    -----------
      Income (loss) before cumulative effect of
           change in accounting principle.........................         7,130        (1,692)       357,206
      Cumulative effect of change in accounting
           principle (Note 4).....................................            --            --        (12,236)
                                                                      ----------     ---------    -----------
      Net income (loss)...........................................    $    7,130     $  (1,692)   $   344,970
                                                                      ==========     =========    ===========
      Basic earnings per share:
         Income (loss) from continuing operations.................    $     0.16     $    (0.04)  $      6.66
         Reorganization items.....................................            --            --          (4.34)
         Discontinued operations..................................         (0.01)           --             --
         Cumulative effect of change in accounting
              principle...........................................            --            --          (0.08)
                                                                      ----------     ---------    -----------
         Net income (loss)........................................    $     0.15     $   (0.04)   $      2.24
                                                                      ==========     =========    ===========
      Diluted earnings per share:
         Income (loss) from continuing operations.................    $     0.15     $   (0.04)   $      6.66
         Reorganization items.....................................            --            --          (4.34)
         Discontinued operations..................................         (0.01)           --             --
         Cumulative effect of change in accounting
             principle............................................            --            --          (0.08)
                                                                      ----------     ---------    -----------
         Net income (loss)........................................    $     0.14     $   (0.04)   $      2.24
                                                                      ==========     =========    ===========
      Weighted average common shares outstanding
             (basic)..............................................        47,880        47,174        154,014
                                                                          ======        ======        =======
      Weighted average common shares outstanding
             (diluted)............................................        52,368        47,174        154,014
                                                                          ======        ======        =======

                       SPECTRASITE, INC. AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 REORGANIZED        REORGANIZED      PREDECESSOR
                                                                   COMPANY            COMPANY          COMPANY
                                                                THREE MONTHS        TWO MONTHS        ONE MONTH
                                                                    ENDED              ENDED            ENDED
                                                               MARCH 31, 2004     MARCH 31, 2003  JANUARY 31, 2003
                                                                -----------       -------------     -------------
                                                                                (in thousands)
OPERATING ACTIVITIES
Net income (loss)...........................................    $     7,130       $      (1,692)    $     344,970
Adjustments to reconcile net income (loss) to
  net cash provided by (used in) operating activities:
   Depreciation.............................................         20,866              13,889            15,609
   Cumulative effect of change in accounting principle......             --                  --            12,236
   Amortization of intangible assets........................          3,855               2,509               252
   Amortization of debt issuance costs......................          1,067                 790               425
   Amortization of asset retirement obligation..............            695                 429               214
   Write-off of debt issuance costs.........................              7               1,614                --
   (Gain) loss on disposal of assets........................            175               1,203               (84)
   Write-off of customer contracts..........................            567                  --                --
   Loss on disposal of discontinued operations..............            343                  --                --
   Deferred income taxes....................................          2,469                  --                --
   Gain on debt discharge...................................             --                  --        (1,034,764)
   Adjust accounts to fair value............................             --                  --           644,688
   Changes in operating assets and liabilities, net of
      acquisitions:
      Accounts receivable...................................           (687)              1,488             5,045
      Costs and estimated earnings in excess of                          --
          billings, net.....................................                               (944)             (272)
      Inventories...........................................             --                 184                (2)
      Prepaid expenses and other............................         (2,782)             (1,003)           (2,238)
      Accounts payable......................................         (2,822)             (6,170)           13,549
      Other liabilities.....................................         (3,043)               (370)            6,264
                                                                -----------       -------------     -------------
         Net cash provided by operating activities..........         27,840              11,927             5,892
                                                                -----------       -------------     -------------
INVESTING ACTIVITIES
Purchases of property and equipment.........................         (6,309)             (2,255)           (2,737)
Acquisitions of towers......................................         (1,671)                 --                --
Disposal of discontinued operations, net of cash sold.......           (551)                 --                --
Proceeds from the sale of assets............................            714              81,128                --
                                                                -----------       -------------     -------------
   Net cash provided by (used in) investing activities......         (7,817)             78,873            (2,737)
                                                                -----------       -------------     -------------
FINANCING ACTIVITIES
Proceeds from issuance of common stock......................          4,506                  --                --
Repayments of debt and capital leases.......................           (522)            (76,128)          (10,884)
Repayments of executive notes...............................            304                  --                --
Debt issuance costs.........................................           (392)                 --                --
                                                                -----------       -------------     -------------
   Net cash provided by (used in) financing activities......          3,896             (76,128)          (10,884)
                                                                -----------       -------------     -------------
   Net increase (decrease) in cash and cash equivalents.....         23,919              14,672            (7,729)
Cash and cash equivalents at beginning of period............         60,410              73,232            80,961
                                                                -----------       -------------     -------------
Cash and cash equivalents at end of period..................    $    84,329       $      87,904     $      73,232
                                                                ===========       =============     =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest......................................    $     5,202       $       3,263     $       4,265
Cash paid for income taxes..................................          1,245                 602                 5
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING
AND FINANCING ACTIVITIES:
Common stock issued for deposits............................    $        --       $          --     $         408
Tower acquisitions applied against liability under SBC                  639
  contract..................................................                                 --                --
Interest capitalized........................................            155                  --                --
Capital lease obligations incurred (terminated) related
to property and equipment...................................            (95)                 68                --